Exhibit 23.6

Aaron Radonich, QP Mineral Resources

WSP Australia Pty Limited

Level 3/51-55 Bolton St, Newcastle, NSW, 2300, Australia

CONSENT OF QUALIFIED PERSON

Regarding (i) the technical report summary titled Redwing Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2023, (ii) the technical report summary titled How Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2023, and (iii) the technical report summary titled Mazowe Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2023, in each case as signed and certified by me, Aaron Radonich (collectively, the “Technical Report Summaries”), Mine Engineering & Geology Manager with WSP at the time of preparation of the reports, I hereby state that I am responsible for the preparation of those certain sections of the Technical Report Summaries listed as my areas of responsibility in Section 2.4 of each report.

Furthermore, I state that:

(a)	I consent to the public filing by Namib Minerals of the Technical Report Summaries with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summaries support is the report on Form S-8 of Namib Minerals (as may be amended or supplemented, the “Document”);

(c)	I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summaries for which I am responsible, and to the filing of each Technical Report Summary as an exhibit to the Document; and

(d)	I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summaries for which I am responsible.

Dated at Newcastle, New South Wales, Australia this 1st of October 2025.

/s/ Aaron Radonich
Signature of Qualified Person

Aaron Radonich, FAusIMM(CP), Member No. 221172